NEWS RELEASE
APG: TSX
AGT: AMEX

Apollo Gold Announces Completion of
Previously Announced Unit Offering
of Approximately U.S.$5 Million

Denver, Colorado - November 9, 2006 - Apollo Gold Corporation (AMEX:AGT; TSX: APG) is pleased to announce that it has completed its previously announced sale to institutional investors of approximately 16.7 million units through a registered offering for gross proceeds totaling approximately US$5 million, before fees and expenses. The price per unit was US$0.30 and each unit sold in the offering consists of one common share and one-half of one warrant to purchase one common share. Each whole warrant included in the units has an exercise price of US$0.50 and a term of three years. The units were sold pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-119198) declared effective by the Securities and Exchange Commission on October 5, 2004 and the prospectus supplement dated October 31, 2006.

Shoreline Pacific, LLC served as the placement agent for the offering.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Apollo Gold

Apollo Gold is a gold mining and exploration company with a mine in Montana, the Black Fox advanced stage development project in Ontario, Canada, and the Huizopa Project, an early stage exploration project located in the Sierra Madres in Chihuahua, Mexico.

For further information:
Apollo Gold Corporation
Investor Relations - Marlene Matsuoka
Phone: 720-886-9656 Ext. 217	Toll Free: 1-877-465-3484
E-mail: info@apollogold.com	Website: www.apollogold.com